     As filed with the Securities and Exchange Commission on August 16, 2002
                                                      Registration No. 333-88350
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            -------------------------

                                   NYFIX, INC.
             (Exact name of registrant as specified in its charter)

           New York                                           06-1344888
(State or other jurisdiction of                           (I.R.S. Employer
incorporation or organization)                            Identification Number)

                              Stamford Harbor Park
                                333 Ludlow Street
                           Stamford, Connecticut 06902
                                 (203) 425-8000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                          ----------------------------

                                 Peter K. Hansen
                             Chief Executive Officer
                                   NYFIX, Inc.
                              Stamford Harbor Park
                                333 Ludlow Street
                           Stamford, Connecticut 06902
                                 (203) 425-8000
            (Name, address, including zip code, and telephone number,
             including area code, of agent for service of process)
                         ------------------------------

                                   Copies to:
                              Robert L. Frome, Esq.
                 Olshan Grundman Frome Rosenzweig & Wolosky LLP
                    505 Park Avenue, New York, New York 10022
                                 (212) 753-7200
                         ------------------------------

        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

                           -------------------------

            If the only  securities  being  registered  on this  Form are  being offered pursuant to dividend or interest  reinvestment  plans,  please check the
following box. | |

            If any of the  securities  being  registered  on this Form are to be offered  on a  delayed  or  continuous  basis  pursuant  to Rule 415  under  the
Securities Act of 1933,  other than  securities  offered only in connection with
dividend or interest reinvestment plans, please check the following box. |X|

            If this  Form is  filed to  register  additional  securities  for an offering  pursuant to Rule 462(b)  under the  Securities  Act,  please check the following box and list the Securities Act  registration  statement number of the
earlier effective registration statement for the same offering. | |

            If this Form is a  post-effective  amendment  filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities
Act  registration   statement  number  of  the  earlier  effective  registration
statement for the same offering. | |

            If delivery  of the  prospectus  is expected to be made  pursuant to
Rule 434, please check the following box. | |

            The  Registrant  hereby amends this  registration  statement on such date or  dates as may be  necessary  to  delay  its  effective  date  until  the
Registrant shall file a further  amendment which  specifically  states that this registration  statement  shall  thereafter  become  effective in accordance with
Section  8(a)  of  the  Securities  Act  of  1933,  as  amended,  or  until  the registration  statement  shall become  effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                      -2-

                                EXPLANATORY NOTES

            Effective March 31, 2002, NYFIX,  Inc. (the "Company")  acquired all of the  capital  stock of Javelin  Technologies,  Inc.,  a Delaware  corporation
("Javelin"),  from Javelin's  stockholders  (the  "Acquisition") in exchange for approximately  $11 million in cash and the issuance of approximately $44 million of the  Company's  common stock (the  "Acquisition  Shares").  In addition,  the
Company agreed to potentially pay additional consideration in the form of shares of the  Company's  common stock to the Javelin  stockholders  based on Javelin's revenues for the year ending December 31, 2002.

            In connection with the  Acquisition,  the Company agreed to register the Acquisition Shares. The Company has prepared this Registration Statement, in accordance  with the  requirements of Form S-3 under the Securities Act of 1933, as amended, to register the 2,784,896  Acquisition  Shares.  Notwithstanding the
registration of the Acquisition  Shares, a number of such shares may not be sold currently since they are subject to various lock-up agreements.

                                      -3-

PROSPECTUS

                                   NYFIX, Inc.

                        2,784,896 shares of Common Stock

       o    The shares of common stock offered by this prospectus are being sold by the selling shareholders.

       o    We will not receive any proceeds from the sale of these shares.

       o    Our common  stock is traded on the Nasdaq  Stock  Market's  National
            Market under the symbol NYFX.

       o    On August 15, 2002 the last  reported  sale for our common stock was
            $3.72 per share.

       Investing in our common stock  involves a high degree of risk. You should carefully consider the factors described under the heading "Risk Factors"
       beginning on page 5 of this prospectus.

                               __________________

       Neither the Securities and Exchange  Commission nor any state  securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any  representation  to the contrary is a criminal offense.

                               __________________

                                 August 16, 2002

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Disclosure of Commission Position on Indemnification
      for Securities Act Liabilities..................................       20

            Unless  otherwise  indicated,  all references in this  prospectus to
"NYFIX," "we," "us" and "our" refer to NYFIX, Inc., a New York corporation,  and its subsidiaries,  NYFIX USA, LLC, Javelin Technologies, Inc., NYFIX Transaction
Services, Inc., NYFIX Overseas, Inc. and NYFIX Millennium, L.L.C.

                                      -i-

                               PROSPECTUS SUMMARY

            This summary  highlights  selected  information  about  NYFIX.  This summary may not contain all of the  information  that you should consider before investing in our common stock. You should read the entire prospectus  carefully, including  the  information  under "Risk  Factors"  beginning  on page 5 and the information  incorporated  by  reference  herein  before  making  an  investment decision.

NYFIX, Inc.

            NYFIX,  Inc., a New York  corporation  formed in 1991,  is a leading
provider  of  electronic   trading   infrastructure   and  technologies  to  the
professional trading segment of the brokerage community.  NYFIX, Inc., a holding company,  conducts its  operations  through its  subsidiaries,  while  providing overall strategy,  financial  planning and evaluation of potential  acquisitions for the Company.

            NYFIX currently has five subsidiaries:

            1.    NYFIX  USA,  LLC,  a wholly  owned  subsidiary,  operates  the
                  Company's   core   business  and  develops   real-time   order
                  management trader  workstations,  exchange automation systems,
                  trade  order  and  execution   routing  and   straight-through
                  processing  solutions for brokerage  firms and other financial institutions.  NYFIX  USA  operates  the  NYFIX  network,  the
                  industry's  largest  Financial   Information   Exchange  (FIX)
                  order-routing  network. NYFIX USA is a pioneer in the adoption of the FIX protocol  and all its  products are  FIX-compliant.
                  NYFIX USA sells our equity systems primarily on a subscription basis,  with  customers  paying a monthly fee for software and services.

            2.    Javelin  Technologies,  Inc., a wholly owned subsidiary,  is a leading supplier of electronic trade communication  technology and the  leader  in FIX  technology.  Javelin  has over  1,000 installations  at more  than  300  major  buy- and  sell-side institutions, securities clearing houses, hedge fund managers,
                  exchanges  and  ECNs  worldwide.   Javelin  solutions  provide
                  universal connectivity,  streamline workflow and eliminate the high cost and risk of developing proprietary network links and protocol implementations. Winner of the 2001 Deloitte & Touche
                  Rising Star award for  fastest-growing  technology  companies,
                  Javelin's  electronic  trading  solutions  power  hundreds  of clients  including  American Stock  Exchange,  Barclays Global
                  Investors,  Chicago  Board  Options  Exchange  (CBOE),  Morgan
                  Stanley, Fidelity Management Research, Nasdaq Japan, Instinet,
                  ABN Amro, Thomson Financial, Market XT/Tradescape, and Yahoo.

                                      -1-

            3.    NYFIX Transaction  Services,  Inc., a wholly owned subsidiary, is an NASD  broker-dealer,  which provides execution and smart
                  order   routing   solutions    primarily   to   domestic   and
                  international broker-dealers and specialized trading firms for a single per share fee.

            4.    NYFIX   Overseas,   Inc.,   our   London-based   wholly  owned
                  subsidiary,  specializes in electronic  trading  solutions for
                  the   derivatives   markets  and  develops  order   management
                  workstations  and  exchange  interface   systems,   supporting
                  trading on more than 20 of the world's  leading  international derivatives  exchanges.  NYFIX Overseas offers its products on both  a  sales  and  subscription  basis  and is  focusing  on developing a transaction-based offering.

            5.    NYFIX Millennium,  L.L.C., an 80% owned subsidiary, is an NASD broker-dealer  and  operates  an  Alternative  Trading  System
                  (ATS).   The  NYFIX   Millennium  ATS  provides  a  real-time,
                  anonymous matching system for equity trading. NYFIX Millennium leverages  the NYFIX  network's  large  order  routing  shares volume to provide a more  efficient  liquidity  source for the financial community.  On February 1, 2002, NYFIX increased its ownership  interest in NYFIX  Millennium  from 50% to 80%. The remaining 20% is owned by a consortium of ten brokerage firms.
                  NYFIX Millennium charges for its services on a transaction-fee basis.

            We  are  a  leading   provider  of   electronic   trading   systems,
industry-wide trade routing connectivity,  straight-through processing (STP) and execution services and systems to the global equities and derivatives  financial markets.  With our desktop  solutions,  stationary  and wireless  exchange floor systems,  electronic  automation  systems and  straight-through  processing,  we streamline  data entry,  routing and  execution and  eliminate  many  processing inefficiencies.  Our  infrastructure,  which consists of an extensive network of electronic circuits, links industry participants across equities and derivatives markets. Our technology is being used by over 200 customers, many of who are the largest and most  respected  firms in the industry and we have gained  prominent market share with the New York Stock Exchange  (NYSE) member firms. We processed an average NYSE daily volume of 212 million shares in the first quarter of 2000, a number which has grown to over 500 million shares in 2002,  with daily volumes reaching as high as 1.2 billion shares.

            Our products and services are broadly  categorized  into  electronic trading  infrastructure  and  applications  and provide our customers a complete solution to enter,  manage and route orders and execution  data  electronically.
The NYFIX network is a proprietary centralized electronic infrastructure linking various  market  participants  to provide  efficient,  secure and reliable order routing.  A single dedicated circuit between our customers and the NYFIX network
enables   connectivity   to  buyside  and   sellside   institutions   and  major
international  exchanges  and  alternative  execution  venues such as electronic communication  networks (ECNs) and alternative  trading systems (ATSs).  We also

                                      -2-

have  developed and offer an  integrated  portfolio of modular  desktop  trading applications,  exchange floor  automation and exchange access  applications  for trading domestic and international equities, futures and options. Our outsourced application  solutions  reside  upon our  centralized  system and are  delivered through the NYFIX network.  Our products and services operate using the industry standard Financial Information Exchange (FIX) protocol.

            To date, we have  principally  derived our revenues  from  long-term subscriptions,  product  sales and  services.  In  addition  to  developing  our subscription  revenues,  we have  begun to develop  transaction-based  revenues.
Rather than a monthly  per  terminal  fee,  transaction-based  revenues  will be derived by charging a per share fee for trades executed by NYFIX,  either within the NYFIX  Millennium  ATS or through NYFIX  Transaction  Services.  We are well positioned  to  distribute  order  routing  terminals  in certain  domestic  and international  market segments seeking more direct exchange and execution access and trade processing services in return for per share based transaction fees. We believe there is a  substantial  market for these types of  transaction  revenue streams.  Our order routing  connectivity  capabilities and technology  platform also enable us to support  transaction  revenue  generation in our subsidiaries,
NYFIX  Millennium  and  NYFIX  Transaction  Services,  as  well  as our  Madrid,
Spain-based affiliate, Eurolink Network, Inc.

            The large  quantity of orderflow  processed by the NYFIX network has uniquely positioned us to develop,  together with NYFIX Millennium,  an ATS that functions  similarly  to an ECN in that it matches  buy and sell  orders.  NYFIX
Millennium  can match  either  buy and sell  orders or pass them  through to the exchange or  execution  venue of the trader's  choice,  in  real-time,  which we believe is a unique feature and key  differential  from other ATSs and ECNs that rely on captive order liquidity.  NYFIX Millennium augments  traditional auction markets by combining  the  electronic  execution  technology  of an ECN with the liquidity of traditional primary markets. Institutional traders benefit from the order invisibility and anonymity provided by NYFIX Millennium,  which eliminates the negative price impact associated with displaying large blocks of shares. The
NYFIX  Millennium ATS went into full  production on September 5, 2001 and we are currently  focusing on  expanding  NYFIX  Millennium's  user base and  execution volumes.

            Our goal is to become the leading  provider of real-time  electronic trade entry,  routing and execution  solutions to the global financial  services industry. To achieve this, we plan to:

            o     increase the number of  participants  in the NYFIX network and
                  continue  to  expand  the  suite  of  products   and  services
                  available to our customers;

            o     develop transaction revenue streams in NYFIX Millennium;

            o     develop   transaction  revenue  streams  from  our  electronic
                  trading   infrastructure   and   technologies   through  NYFIX
                  Transaction Services and EuroLink;

            o     establish and expand  orderflow  through NYFIX  Millennium and leverage strategic partnerships;

                                      -3-

            o     expand the universe of  securities  being  traded  through our network; and

            o     continue to protect our customers'  roles in the  distribution market.

            Our  headquarters  are located at Stamford  Harbor Park,  333 Ludlow
Street, Stamford, Connecticut, 06902 and our telephone number at that address is
(203) 425-8000.  We also maintain operations in New York,  Chicago,  London, San
Francisco,  Paris  and Hong  Kong.  We  maintain  a Web  site at  www.nyfix.com.
Information contained on our Web site is not a part of this prospectus.

Shares Being Offered

            This prospectus relates to the offering by the selling  shareholders of an aggregate of 2,784,896 shares of our common stock, consisting of shares we issued to them in connection with our acquisition of Javelin Technologies, Inc.

                                      -4-

                                  RISK FACTORS

            You should  carefully  consider  the risks  described  below  before making an investment decision. If any of the following  circumstances occur, our business,  financial  condition  or results of  operations  could be  materially adversely  affected.  In that event, the trading price of our common stock could decline, and you may lose part or all of your investment.

Some of our  newly-acquired  subsidiaries have not been profitable and therefore we may not be profitable in the future.

            Effective  as of  February  1,  2002,  we  increased  our  ownership interest in NYFIX  Millennium  from 50% to 80%.  NYFIX  Millennium was formed in
September  1999 and since  that time has been in the  development  stage and has incurred  aggregate  net  losses  of  $20,121,000  through  December  31,  2001, primarily in connection with development and start-up  activities.  Effective as of March 31, 2002, we acquired  Javelin  Technologies.  Javelin has incurred net losses in its first year of  operations in 1997 and for the years 2000 and 2001.
We cannot assure you that the combined entity will obtain profitable operations.

A number of our subsidiaries  have a limited operating  history,  which makes it difficult to evaluate their prospects, so their future financial performance may disappoint securities analysts or investors and result in a decline in our stock price.

            NYFIX  Millennium  and  Javelin  were formed in  September  1999 and
November 1997,  respectively.  Because of their limited operating history,  they have limited financial data that you can use to evaluate their  businesses.  You must consider their prospects in light of the risks, expenses,  delays, problems and difficulties  frequently  encountered in the establishment of a new business in an emerging and rapidly evolving  industry.  NYFIX Millennium and Javelin may not be successful in their businesses, and profitability may never be attained.

Because our operating  results may fluctuate from quarter to quarter,  the price of our common stock may be unstable.

            Our revenues,  cost of revenues,  operating  expenses and results of operations  have  fluctuated  in the past and will  continue to fluctuate in the future on a  quarterly  basis due to a number of  factors.  Some  factors may be outside  of our  control  and could  have a  negative  effect on our  results of operations, such as:

            o     changes in prices of, and the  adoption of  different  pricing strategies for, our products and services;

            o     the unpredictable  timing and size of purchase orders from our customers;

                                      -5-

            o     a  widespread  decline  in the  overall  trade  volume  in the securities markets;

            o     changes in the costs of  telecommunication  circuits and costs of data center equipment;

            o     unexpected delays in introducing new or enhanced products; and

            o     the  timing  and  size of  expenses,  including  expenses  for research and development of new products.

We must manage our growth in order to achieve our business objectives.

            We have  experienced a period of significant  growth in our business that may place a strain upon our management systems and resources.  We intend to continue to grow in the foreseeable  future and to pursue existing and potential market  opportunities.  Our  growth  has  placed,  and will  continue  to place, significant  demands on our management and operational  resources,  particularly with respect to:

            o     recruiting,   training,   supervising  and  retaining  skilled
                  technical,   marketing   and   management   personnel   in  an
                  environment  where  there is intense  competition  for skilled personnel;

            o     implementing new and enhanced  communications  and information systems;

            o     maintaining   and   expanding  a  cutting  edge  research  and
                  development staff;

            o     expanding our sales and marketing efforts;

            o     expanding our facilities and other  infrastructure in a timely manner to accommodate a significantly larger workforce;

            o     developing and managing a larger,  more complex  international organization; and

            o     expanding our treasury and accounting functions.

            In order to manage our growth effectively, we must also develop more sophisticated  operational  systems,  procedures  and  controls.  If we  fail to develop  these  systems,  procedures  and controls on a timely  basis,  it could impede our ability to deliver  products in a timely fashion and fulfill existing customer  commitments and, as a result,  our business,  financial  condition and operating  results  could be materially  adversely  affected.  In addition,  our

                                      -6-

revenue may not continue to grow at a pace that will  support our planned  costs and  expenditures.  To the extent that our revenue  does not  increase at a rate commensurate  with  these  additional  costs and  expenditures,  our  results of operations and liquidity would be materially adversely affected.

Any slowdown or failure of our computer  systems could cause us to lose revenues and customers and subject us to liability for customer losses.

            Our services depend on our ability to store,  retrieve,  process and manage  significant  databases and to  electronically  receive and process trade orders.  Our systems or data centers could slow down significantly or fail for a variety  of  reasons,  including  undetected  errors  in our  internal  software programs or computer  systems or heavy stress placed on our systems  during peak trading times. We constantly  monitor system loads and performance and regularly implement system upgrades to handle estimated  increases in demand for capacity.
However,  we may not be able to accurately  predict  future volume  increases or volatility and our systems may not be able to accommodate these demand increases or volatility without failure or degradation. In addition, our redundant systems or  backup  computer  facility  may not be able to  protect  us in the  event of significant  system  failures.  Any  significant  degradation  or failure of our computer systems or any other systems in the clearing or trading processes could cause our  broker-dealer  customers  and  their  customers  to suffer  delays in business  processing,  which could cause substantial losses to our broker-dealer customers  and their  customers,  damage our  reputation,  increase  our service costs,  cause  us to  lose  revenues  and  customers  or  divert  our  technical resources.  We might not be able to defend  ourselves  adequately to enforce our contractual  liability  disclaimers in the event we are subjected to claims from our broker-dealer customers and their customers for losses, including litigation claiming fraud or negligence.

            Our  electronic   systems  and  data  centers  could  be  materially
adversely  affected by general power or  telecommunications  failures,  computer viruses or natural disasters.  They are also vulnerable to damage or failure due to human error and sabotage, both external and internal.

We  rely  on  multiple   telecommunications  carriers  for  data  delivery.  Any
disruptions  to these  services  could  have a  material  adverse  effect on our business.

            We  depend  on  the   proper   and   timely   function   of  complex
telecommunications systems maintained and operated by third parties,  securities exchanges,  clearing  brokers and other data  providers.  Natural  disasters  or failures,  or  inadequate  or slow  performance  of any of these  systems  could adversely  affect  our  ability to  provide  our  services.  In  addition,  such disruptions  could  lead to the loss of  customers,  damage our  reputation  and negatively impact our revenues and profitability.

                                      -7-

We face substantial  competition in our individual  product areas from companies that have larger and greater  financial,  technical and marketing  capabilities, which  could  make it more  difficult  to gain  market  share and may hinder our ability to compete successfully.

            We operate in a highly  competitive market and expect competition to intensify in the future. Certain of our competitors may have:

            o     longer operating histories;

            o     significantly  greater  financial,   technical  and  marketing
                  resources;

            o     more extensive customer bases; and

            o     extensive knowledge of the industry.

NYFIX Millennium faces competition from traditional stock exchanges,  other ATSs and ECNs.  Existing companies may seek to expand their own businesses to compete with NYFIX Millennium  because of the ongoing growth of the securities  markets, the  interrelationship  between  information and trading,  and the importance of technology in creating  efficient trading systems.  These potential  competitors could include  companies  that enable  customers to trade  products and services other than securities, such as telecommunications  capacity, as well as software companies,  information  and media  companies,  and other companies that are not currently in the brokerage  business.  Competitive  pressures we face may reduce our market share and materially adversely affect our business, operating results and financial condition.

We may experience  delays in enhancing our existing products and services and in developing new products and services,  which may affect our  competitiveness and cause us to lose market share.

            Our  competitiveness  and ability to maintain or increase our market share will depend,  in part, on our ability to develop,  test,  sell and support enhancements  to our current and new  products and services on a timely basis in
response  to  changing   customer   needs,   competition,   market   conditions,
technological  developments  and  emerging  standards in the  financial  trading industry.  Our failure to  successfully  adapt our products and services to this rapidly changing market could reduce our revenue and cause our operating results to suffer. We may not successfully identify new product opportunities or develop
and  bring  new  and  enhanced   products  and  services  to  the  market  in  a
cost-effective  and  timely  manner.  If we fail to  release  new  products  and upgrades on time or if they fail to achieve market acceptance, we may experience customer  dissatisfaction,  cancellation  of orders  and loss of  customers  and revenues.

                                      -8-

Our ability to sell our products  and  services  and grow our business  could be significantly impaired if we lose the services of key personnel.

            Our  business  is  highly  dependent  on a number  of key  executive officers,  including Peter K. Hansen, our Chief Executive Officer and President,
Lars Kragh,  our Chief  Information  Officer,  and the various  chief  executive officers  of our  subsidiaries.  The  loss  of the  services  of any of our  key personnel  could have a material  adverse  effect on our business and results of operations. Our future success will also depend on our ability to recruit, train and retain other  qualified  personnel.  Competition for key personnel and other highly qualified technical and managerial  personnel in our industry is intense.
Failure to attract,  assimilate  and retain key personnel  would have a material adverse effect on our business, results of operations and financial condition.

We rely, in part, on others to supply the underlying software and systems we use to provide our  services.  If we are unable to obtain  third  party  support and delivery on a timely and reliable basis,  our ability to perform  services could be hindered and the relationships we have with our customers could be harmed.

            We rely on a number of third parties to supply  underlying  software and systems,  as well as equipment and related  maintenance.  If, in the future, enhancements  or  upgrades  of  third  party  software  and  systems  cannot  be integrated with our technologies or if the technologies on which we rely fail to respond to industry  standards or technological  changes,  we may be required to redesign our  proprietary  systems.  Software  products  may contain  defects or errors,  especially  when first  introduced or when new versions or enhancements are  released.  The  inability  of third  parties  to supply us with  underlying software and systems on a reliable,  timely  basis could harm our  relationships with our customers and our ability to achieve our projected level of growth.

Our products may suffer from defects or errors, which may harm our reputation or subject us to product liability claims.

            The products we offer are inherently  complex.  Despite  testing and quality control,  current versions, new versions or enhancements of our products may contain errors. Any errors, slowdown or failure in our products may harm our reputation  or subject us to product  liability  claims.  Significant  technical challenges  also arise with our  products  because our  customers  purchase  and integrate them with a number of third party computer  applications and software.
Such  integration  may not always be successful.  Any defects or errors that are discovered after commercial release could result in the loss of revenue or delay in market acceptance of our products. Moreover, we could face higher development costs  if our  products  contain  undetected  errors,  or if we fail to meet our customers'  expectations.  Although  we  maintain  general  liability  insurance coverage,  this coverage may not continue to be available on reasonable terms or at all. In addition, a product liability claim, whether or not successful, could harm our business by increasing our costs and distracting our management.

                                      -9-

We may not be able to protect  our  intellectual  property  rights,  which could weaken our competitive position, reduce our revenues and increase our costs.

            We rely on  trade  secrets,  copyright,  trademark,  patent  law and licensing arrangements to protect our proprietary  technology.  We are currently exploring  obtaining  additional patents for some of our proprietary  technology
and  know-how.   Notwithstanding   the   precautions  we  take  to  protect  our
intellectual property rights, it is possible that third parties may successfully challenge the validity or scope of our patents and  trademarks,  develop similar technology  independently,  copy or  otherwise  obtain  and use our  proprietary technology  without  authorization or otherwise  infringe on our rights.  We may have to rely on litigation to enforce our intellectual property rights,  protect our trade secrets, determine the validity and scope of the proprietary rights of others  or  defend  against  claims  of  infringement  or  invalidity.  Any such litigation,  whether  successful or  unsuccessful,  could result in  substantial costs to us and  diversions of our  resources  and the attention of  management, either of which could negatively affect our business. In addition, other parties who have entered into  non-disclosure  agreements and license agreements with us may breach those  agreements or other  protective  contracts,  and we may not be able to  enforce  our  rights in the event of these  breaches.  Our  failure  or inability  to enforce  our  intellectual  property  rights or protect  our trade secrets  could  negatively  impact our business  prospects  and/or our financial results.

Conducting business in international markets subjects us to additional risks.

            For the years ended  December 31, 2000 and 2001,  approximately  11%
and 15%,  respectively,  of our revenues  were  derived  from our  international operations.  Thus,  we are  subject  to  risks  inherent  in doing  business  in international markets, including:

            o     difficulties   in  recruiting  and  retaining   personnel  and
            managing international operations;

            o     a high  degree  of costs  associated  with  servicing  smaller national markets; and

            o     fluctuations in currency exchange rates.

Any of the above could affect the profitability of our international  operations or hinder our ability to expand further internationally.

                                      -10-

The securities brokerage industry is subject to extensive government regulation.
If NYFIX  Millennium  or NYFIX  Transaction  Services  fail to comply with these regulations,  they may be subject to  disciplinary or other action by regulatory organizations.

            The  securities  industry is subject to extensive  regulation  under both federal and state laws.  In addition to these laws,  NYFIX  Millennium  and
NYFIX Transaction Services must comply with rules of the Securities and Exchange
Commission  (SEC),  including  Regulation  ATS  for  NYFIX  Millennium,  and The
National  Association  of  Securities  Dealers,   Inc.  (NASD),   various  stock
exchanges, state securities commissions and other regulatory bodies charged with safeguarding the integrity of the securities markets and other financial markets and protecting the interests of investors  participating in these markets.  As a registered  broker-dealer,  NYFIX Millennium and NYFIX Transaction  Services are
subject to numerous regulations covering the securities business, including:

            o     marketing practices;

            o     capital structure, including net capital requirements;

            o     record keeping; and

            o     conduct of directors, officers and employees.

Any failure to comply with these  regulations could subject NYFIX Millennium and
NYFIX Transaction  Services to censure,  fines, the issuance of cease-and-desist orders or the suspension,  and/or disqualification of its officers, directors or employees.

NYFIX  Millennium's  and  NYFIX  Transaction   Services'   compliance  and  risk
management methods may not be effective.

            NYFIX Millennium's and NYFIX Transaction Services' ability to comply with  regulations  depends  largely on the  establishment  and maintenance of an effective  compliance  system,  as well as their  ability to attract  and retain qualified compliance personnel.  NYFIX Millennium and NYFIX Transaction Services could be subject to disciplinary  or other actions due to claimed  noncompliance with  regulations  in the  future.  If a  claim  of  noncompliance  is made by a regulatory  authority,  the efforts of the  management of NYFIX  Millennium  and
NYFIX  Transaction  Services  could be diverted to  responding to such claim and
NYFIX Millennium and NYFIX  Transaction  Services could be subject to a range of possible  consequences,  including the payment of fines,  civil lawsuits and the suspension of one or more portions of its business.  In addition,  their mode of operation and profitability may be directly affected by:

                                      -11-

            o     additional legislation;

            o     changes in rules  promulgated  by the SEC, the NASD, the Board of Governors of the Federal Reserve System,  the various stock exchanges or other self-regulatory organizations; or

            o     changes in the  interpretation or enforcement of existing laws and rules.

            In addition,  NYFIX Millennium's status as a recognized ATS requires that its trade execution and communication systems be able to handle anticipated present and future peak trading volumes.  If any of our systems become disabled, the  ability  to  process  trades  and  handle  peak  trading  volumes  will  be compromised.  The status of NYFIX Millennium as an SEC registered  broker-dealer and NASD member is  conditioned,  in part,  on its ability to process and settle trades.

Recent terrorist attacks have created significant instability and uncertainty in the world, which can exacerbate many of the risk factors listed above.

            The  recent   terrorist   attacks  in  the  United  States  and  the
declaration  of  war  by  the  United  States  against   terrorism  has  created
significant instability and uncertainty in the world, which may continue to have a  material  adverse  effect on world  financial  markets,  including  financial markets in the United States.  Such adverse political events may have a negative impact  on  economic  conditions  in the  United  States.  Unfavorable  economic conditions  in the United  States may have an  adverse  effect on our  financial operations  including,  but not limited to, our ability to expand the market for our products,  enter into strategic  relationships and effectively  complete our business plan.

            In  addition,  terrorist  attacks  similar to the ones  committed on
September 11, 2001 may directly  affect our ability to keep our  operations  and services  functioning  properly.  Future  attacks could create  problems for our
computer  systems,   disrupt  services,   and  delay  product   development  and
enhancement.  Any of these  occurrences  could have a material adverse effect to our business and results of operations.

                                      -12-

                       WHERE YOU CAN FIND MORE INFORMATION

            We have filed a registration  statement on Form S-3 with the SEC for our common stock offered in this offering.  This prospectus does not contain all of the information set forth in the registration statement.  You should refer to the registration statement and its exhibits for additional information. Whenever we make  references in this  prospectus to any of our  contracts,  agreements or other  documents,  the  references are not  necessarily  complete and you should refer to the exhibits  attached to the registration  statement for the copies of the actual contract, agreement or other document.

            You should rely only on the information and representations provided or incorporated by reference in this  prospectus or any related  supplement.  We have not authorized anyone else to provide you with different  information.  The selling  shareholders  will not make an offer to sell these  shares in any state where the offer is not permitted.  You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

              The SEC  maintains an Internet site at  http://www.sec.gov,  which contains  reports,  proxy and  information  statements,  and  other  information regarding  us. You may also read and copy any  document  we file with the SEC at its Public  Reference  Room, 450 Fifth Street,  N.W.,  Washington,  D.C.  20549.
Please call the SEC at 1-800-SEC-0330  for further  information on the operation of the Public Reference Room.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            The SEC allows us to  "incorporate  by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information  incorporated by reference is considered to be part of this prospectus,  and later  information filed with the
SEC will  automatically  update and replace this information.  We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections  13(a),  13(c),  14, or 15(d) of the  Securities  Exchange Act of
1934, as amended:

            (1)   Our Annual Report on Form 10-K for the year ended December 31,
                  2001;

            (2)   Our  Quarterly  Report on Form 10-Q for the period ended March
                  31, 2002;

            (3)   Our  Quarterly  Report on Form 10-Q for the period  ended June
                  30, 2002;

            (4)   Our Current Report on Form 8-K/A, filed April 17, 2002;

                                      -13-

            (5)   Our Current Report of Form 8-K/A, filed June 13, 2002; and

            (6)   The  description  of our  common  stock  in  our  registration
                  Statement on Form 8-A dated August 27, 1993.

            We will  provide  you with a copy of these  filings,  excluding  the exhibits  to  such  filings  which  we have  not  specifically  incorporated  by reference in such filings,  at no cost, upon written or oral request, by writing or  telephoning  us at NYFIX,  Inc.,  Stamford  Harbor Park,  333 Ludlow Street,
Stamford,  CT  06902,  Attention:   Chief  Financial  Officer,  telephone  (203)
425-8000.

                           FORWARD-LOOKING STATEMENTS

            This    prospectus    includes   or    incorporates   by   reference
forward-looking  statements  within the meaning of Section 27A of the Securities
Act of 1933 and  Section 21E of the  Securities  Exchange  Act of 1934.  In some cases,  you can  identify  forward-looking  statements  by words  such as "may,"
"will,"   "should,"   "could,"   "expect,"  "plan,"   "anticipate,"   "believe,"
"estimate," "intend," "project," "seek," "predict," "potential" or "continue" or the negative of these terms or other  comparable  terminology.  These statements are only  predictions.  Actual  events or  results  may  differ  materially.  In evaluating these statements,  you should specifically  consider various factors, including the risks outlined under "Risk Factors."  Although we believe that the expectations  reflected in the  forward-looking  statements are  reasonable,  we
cannot   guarantee   future   results,   levels  of  activity,   performance  or
achievements.  We are  under  no  duty  to  update  any  of the  forward-looking statements  after the date of this  prospectus  to conform  these  statements to actual results.

                                 USE OF PROCEEDS

            The shares of common stock offered  hereby are being  registered for the account of the  selling  shareholders  identified  in this  prospectus.  See
"Selling  Shareholders."  We will not receive any proceeds from the sale of such shares.  All net  proceeds  from the  sale of the  common  stock  will go to the shareholders that offer and sell their shares.

                              SELLING SHAREHOLDERS

            The following table sets forth  information,  as of the date hereof, with respect to our common stock beneficially owned by each selling shareholder.
The selling  shareholders are not obligated to sell any of the shares offered by this  prospectus.  The number of shares  sold by each  selling  shareholder  may depend on a number of factors, such as the market price of our common stock.

                                      -14-

            We are  registering  an aggregate of 2,784,896  shares of our common stock for resale by the selling  shareholders  in accordance  with  registration rights  previously  granted to them. We agreed to file a registration  statement under the Securities Act with the SEC, of which this  prospectus is a part, with respect  to the  resale of such  shares  that we issued as of March 31,  2002 in connection with our acquisition of Javelin Technologies, Inc.

            The selling  shareholders may sell any or all of their shares listed below from time to time.  Accordingly,  we cannot  estimate  how many shares the selling  shareholders  will own upon  consummation of any such sales.  Also, the selling shareholders may have sold,  transferred or otherwise disposed of all or a portion of their  shares  since the date on which the shares were  issued,  in transactions exempt from the registration requirements of the Securities Act.

                                                                                        Number of Shares       Percentage of
                                     Number of Shares              Number of              Beneficially          Outstanding
                                    Beneficially Owned           Shares Being             Owned After         Common Stock
Name                                Prior to Offering(1)            Offered              Offering(1)(2)      After Offering(1)
----                                --------------------            -------              --------------      -----------------

George Kledaras                         1,175,285 (3)              1,175,285 (3)                  0                  0

Frank Bruce                                537,083                    537,083                     0                  0

Opticality Ventures I, L.P.                412,621                    412,621                     0                  0

Nextera Investments, L.L.C.                165,048                    165,048                     0                  0

Thomson Ventures U.S. LLC                  104,048                    104,048                     0                  0

Advent Software, Inc.                      82,524                      82,524                     0                  0

Robertson Stephens, Inc.                   41,261                      41,261                     0                  0

A.W. Bertsch, Inc.                         31,214                      31,214                     0                  0

Wei Koek                                 27,860 (4)                    4,261                  23,599 (4)             *

Murray Hill Properties                     27,103                      27,103                     0                  0

MLS-I, L.P.                                26,012                      26,012                     0                  0

MLS-II, L.P.                               26,012                      26,012                     0                  0

Collaborative Capital 1, LP                23,410                      23,410                     0                  0

Benjamin Lai                             19,771 (5)                    2,732                  17,039 (5)             *

T.Com Holdings                             16,958                      16,958                     0                  0

                                      -15-

                                                                                        Number of Shares       Percentage of
                                     Number of Shares              Number of              Beneficially          Outstanding
                                    Beneficially Owned           Shares Being             Owned After         Common Stock
Name                                Prior to Offering(1)            Offered              Offering(1)(2)      After Offering(1)
----                                --------------------            -------              --------------      -----------------

Stuart Goldberg                          12,778 (6)                     766                     12,012 (6)             *

Soteria Kledaras                           11,325                      11,325                       0                  0

Merrill Roth                               11,058                      11,058                       0                  0

Investec Ernst & Company                   10,315                      10,315                       0                  0

Jack K. White and Judith K.
 White Trust                                9,965                      9,965                        0                  0

Benjamin Strouse                          8,093 (7)                    2,484                    5,609 (7)              *

Scott Appleby                             7,960 (8)                    4,126                    3,834 (8)              *

Marcus Investments LLC                      6,316                      6,316                        0                  0

Tannenbaum, Helpern, et al                  4,832                      4,832                        0                  0

Samuel Herzfeld                             4,737                      4,737                        0                  0

Harold Bressler                             3,156                      3,156                        0                  0

Edward Brandman                             2,600                      2,600                        0                  0

Clark Callander                             2,600                      2,600                        0                  0

Mintak Ng                                   2,215                      2,215                        0                  0

Anka & Kenneth Eshak                    2,196                      2,196                        0                  0

Robertson & Christine
MacMillan                                   2,196                      2,196                        0                  0

Michael Gottlieb                            1,990                      1,990                        0                  0

Joel Wechsler                               1,989                      1,989                        0                  0

Howard Grufferman                           1,926                      1,926                        0                  0

Gail & Dushan Popovic                       1,757                      1,757                        0                  0

Maura Brickman                              1,576                      1,576                        0                  0

                                      -16-

                                                                                        Number of Shares       Percentage of
                                     Number of Shares              Number of              Beneficially          Outstanding
                                    Beneficially Owned           Shares Being             Owned After         Common Stock
Name                                Prior to Offering(1)            Offered              Offering(1)(2)      After Offering(1)
----                                --------------------            -------              --------------      -----------------

Rhonel & Mark Brody                         1,576                      1,576                        0                  0

Francine & Irwin Gottlieb                   1,576                      1,576                        0                  0

Lance Hellman                               1,576                      1,576                        0                  0

Ira Kent                                    1,576                      1,576                        0                  0

Amy & Alan Lascher                      1,576                      1,576                        0                  0

Howard Lazar                                1,576                      1,576                        0                  0

Norvin Corp.                                1,576                      1,576                        0                  0

Murray Schwalb                              1,576                      1,576                        0                  0

Steven Smedresman                           1,576                      1,576                        0                  0

Zissis Perkdikis                            1,193                      1,193                        0                  0

Miles Hellman                               1,097                      1,097                        0                  0

Natalie & Sidney Rosenthal              1,097                      1,097                        0                  0

Laurie & David Schreiber                  831                        831                         0                  0

Emily Marino                                 628                        628                         0                  0

Yossi Magalnic                               170                        170                         0                  0
------------------
 *          less than 1%

(1)         Unless otherwise indicated, we believe that all persons named in the above table have sole voting and  investment  power with  respect to all shares of voting stock  beneficially  owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of options,  warrants or  convertible  securities.  Each  beneficial owner's percentage ownership is determined by assuming that options, warrants  and  convertible  securities  held by such person (but not those  held by any  other  person)  and  which  are  exercisable  or convertible  within  60 days  have  been  exercised  and  converted.
            Assumes a base of 30,697,171 shares of common stock outstanding.

                                      -17-

(2)         Beneficial ownership of shares held by the selling shareholder after this offering assumes that each selling  shareholder sold all of the shares it is offering in this prospectus but actually will depend on the number of securities sold.

(3)         Includes  105,000 shares of our common stock owned by Mr.  Kledaras, which he has optioned to certain employees of Javelin  Technologies,
            Inc.  and which  options  have not been  exercised as of the date of this prospectus.

(4)         Includes 23,599 shares of our common stock issuable upon exercise of currently exercisable options.

(5)         Includes 17,039 shares of our common stock issuable upon exercise of currently exercisable options.

(6)         Includes 12,012 shares of our common stock issuable upon exercise of currently exercisable options.

(7)         Includes  5,609 shares of our common stock issuable upon exercise of currently exercisable options.

(8)         Includes  3,834 shares of our common stock issuable upon exercise of currently exercisable options.

                              PLAN OF DISTRIBUTION

            This  prospectus  relates  to the  offer  and  sale  by the  selling shareholders  of an aggregate  of  2,784,896  shares of our common stock that we issued in connection with our acquisition of Javelin Technologies, Inc.

            The selling  shareholders may sell the shares in transactions in the over-the-counter  market, in negotiated  transactions,  or a combination of such methods  of sale.  The  selling  shareholders  may sell the shares on the Nasdaq
National Market or on any stock exchange on which the common stock may be listed at the time of sale, through public or private transactions at prevailing market prices,  at prices  related to such  prevailing  market  prices or at  privately negotiated  prices.  The selling  shareholders  may also sell shares pursuant to
Rule 144 of the Securities Act, if applicable.

            The selling  shareholders may use underwriters or  broker-dealers to sell the shares.  Such underwriters and broker-dealers may receive  compensation in the form of discounts or commissions from the selling  shareholders,  or they may receive  commissions  from the  purchasers  of shares for whom they acted as agents, or both (which compensation as to a particular broker-dealer might be in

                                      -18-

excess of customary  commissions).  The selling shareholders and any underwriter or  broker-dealer  who  participates  in the  distribution  of the shares may be deemed to be  "underwriters"  within the meaning of the Securities  Act, and any commissions  received  by them  and  any  profit  on the  resale  of the  shares purchased  by them may be deemed to be  underwriting  discounts  or  commissions under the Securities Act.

            In  addition,   the   broker-dealers'   commissions,   discounts  or
concession may qualify as underwriters'  compensation  under the Securities Act.
We will disclose in a post-effective amendment to the registration statement any broker-dealers the selling shareholders  contract with in the selling effort who may appear to be acting as  underwriters  within the meaning of Section 2(11) of the Securities Act. If any such  broker-dealers  are acting as underwriters,  we will revise the disclosures in the registration  statement to include the amount of the shares of our common  stock being sold by the  broker-dealer  and, if the broker-dealer  is  entitled  to  sell  additional  shares,  the  broker-dealer's relationship  and  obligations  to us  and  the  selling  shareholders  and  any associated expenses which we or the selling shareholders may incur in connection with such sale of our common stock.  We will also file any agreement the selling shareholders or we may enter into with such  broker-dealer  as an exhibit to the registration statement.

            Under applicable rules and regulations under the Securities Exchange
Act of 1934, as amended,  any person engaged in a distribution of the shares may not simultaneously engage in market-making activities with respect to our common stock for a certain period of time, except under certain limited  circumstances.
Also,  without  limiting the foregoing,  each selling  shareholder and any other person  participating  in  such  distribution  will  be  subject  to  applicable provisions of the Exchange Act and rules and regulations  thereunder  (including
Regulation  M), which  provisions may limit the timing of purchases and sales of shares of our common stock by such selling shareholder.

            At the time a selling  shareholder makes an offer to sell shares, to the extent required by the Securities Act, a prospectus will be delivered.  If a supplemental  prospectus  is required,  one will be delivered  setting forth the number of shares  being  offered and the terms of the  offering,  including  the names of any  underwriters,  dealers or agents,  the purchase  price paid by any underwriter for the shares, and any discounts or commissions.

            In order to comply with the securities  laws of certain  states,  if applicable,  the  shares  will  be  sold  in  such  jurisdictions  only  through registered or licensed  brokers or dealers.  In addition,  in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable  state or an exemption  from the  registration  or  qualification requirement is available and complied with.

                                      -19-

            We have agreed to pay  substantially all of the expenses incident to the registration,  offering and sale of the shares to the public,  excluding the commissions or discounts of underwriters, broker-dealers or agents.

                                  LEGAL MATTERS

            The  validity of the shares of common stock  offered  hereby will be passed upon for us by Olshan Grundman Frome  Rosenzweig & Wolosky LLP, New York,
New York.  Certain  partners of Olshan  Grundman Frome  Rosenzweig & Wolosky LLP beneficially own shares of our common stock.

                                     EXPERTS

            The  consolidated  financial  statements as of December 31, 2001 and
2000 and for each of the three  years in the period  ended  December  31,  2001, incorporated in this prospectus by reference from our annual report on Form 10-K for the year ended  December  31,  2001,  have been audited by Deloitte & Touche
LLP,  independent  auditors,  as stated in their report,  which is  incorporated herein by reference,  and have been so  incorporated in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

            Insofar  as  indemnification   for  liabilities  arising  under  the
Securities  Act  may  be  permitted  to  our  directors,   officers  or  persons
controlling  us, we have been  advised  that it is the SEC's  opinion  that such indemnification  is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                      -20-

                                   NYFIX, Inc.

                                2,784,896 Shares
                                       of
                                  Common Stock

                               ------------------

                                   PROSPECTUS
                                -----------------

                                 August 16, 2002

            You  should  rely  only  on  the   information   contained  in  this
prospectus.  We have not  authorized  anyone  to  provide  you with  information different  from that  contained in this  prospectus.  This  prospectus  does not constitute an offer or  solicitation by anyone in any state in which such person is not  authorized,  or in which the person making such offer or solicitation is not  qualified  to do so, or to any person to whom it is  unlawful  to make such offer or solicitation.  This prospectus does not offer to sell or buy any shares in any  jurisdiction  where it is unlawful.  The  information  contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

            No action is being  taken in any  jurisdiction  outside  the U.S. to permit a public  offering of the common stock or possession or  distribution  of this prospectus in that  jurisdiction.  Persons who come into possession of this prospectus in jurisdictions  outside the U.S. are required to inform  themselves about and to observe any  restrictions as to this offering and the  distribution of this prospectus applicable to that jurisdiction.

                                      -21-

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

            The following table sets forth the costs and expenses payable by the
Registrant in connection  with the issuance and  distribution  of the securities being registered. All amounts are estimated except the SEC registration fee.

                                                                Amount to
                                                                 be Paid
                                                                 -------

SEC registration fee..........................................$ 22,239.07
Accounting fees and expenses..................................$  3,500.00
Legal fees and expenses.......................................$ 10,000.00
Miscellaneous.................................................$    760.93
                                                              -----------
            Total.............................................$ 36,500.00
                                                              ===========

Item 15.    Indemnification of Directors and Officers.

            The New York Business  Corporation  Law, or BCL,  provides that if a derivative action is brought against a director or officer of a corporation, the corporation  may  indemnify him or her against  amounts paid in  settlement  and reasonable  expenses,  including  attorneys'  fees  incurred  by him or her,  in connection  with the defense or settlement  of such action,  if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best  interests  of the  corporation,  except that no  indemnification shall be made without  court  approval in respect of a threatened  action,  or a pending action settled or otherwise  disposed of, or in respect of any matter as to which such director or officer has been found liable to the corporation. In a nonderivative  action or threatened  action, the BCL provides that a corporation may indemnify a director or officer against  judgments,  fines,  amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by him or her in defending  such action,  if such  director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation.

            Under the BCL, a director or officer who is successful,  either in a derivative or nonderivative  action, is entitled to  indemnification as outlined
above.  Under  any  other  circumstances,   such  director  or  officer  may  be
indemnified  only if  certain  conditions  specified  in the BCL  are  met.  The indemnification  provisions  of the BCL are not exclusive of any other rights to which a director or officer seeking  indemnification may be entitled pursuant to the  provisions  of  the  certificate  of  incorporation  or  the  bylaws  of  a

                                      II-1

corporation or, when authorized by such  certificate of incorporation or bylaws, pursuant to a shareholders'  resolution, a directors' resolution or an agreement providing for such indemnification.

            The above is a general summary of certain  provisions of the BCL and is subject,  in all cases,  to the specific and detailed  provisions of Sections
721-725 of the BCL.

            Section  726 of the  BCL  also  contains  provisions  authorizing  a corporation  to obtain  insurance on behalf of any director and officer  against liabilities,  whether or not the  corporation  would have the power to indemnify against  such  liabilities.  We  maintain  insurance  coverage  under  which our directors and officers are insured, subject to the limits of the policy, against certain losses, as defined in the policy,  arising from claims made against such directors  and officers by reason of any wrongful acts as defined in the policy, in their respective capacities as directors or officers.

Item 16.    Exhibits.

Number      Description
------      -----------

  4.1(i)    Composite Certificate of Incorporation of the Registrant.
  4.2(ii)   Bylaws of the Registrant.
  4.3(iii)  Rights Agreement between Chase Mellon Shareholder  Services,  L.L.C.
            and the Registrant, dated September 1, 1997.
  4.4(iv)   First Amendment to Rights Agreement between Chase Mellon Shareholder
            Services, L.L.C. and the Registrant, dated October 25, 1999.
  5.1**     Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP.
 23.1*      Consent of Deloitte & Touche LLP.
 23.2**     Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP (contained in Exhibit 5.1).

 24.1**     Power of Attorney.

------------
*    Filed herewith.
**   Previously filed.

(i)   Incorporated by reference from Exhibit 3.1 to the Registrant's Registration
      Statement on Form S-3/A filed June 1, 2001 (Registration No. 333-60314).
(ii)  Incorporated by reference from Exhibit 3.2 to the Registrant's Registration
      Statement on Form 10 filed March 5, 1993.
(iii) Incorporated by reference from Exhibit 1 to the Registrant's  Registration
      Statement  on  Form  8-A  filed  September  10,  1997   (Registration  No.
      001-12292).
(iv)  Incorporated by reference from Exhibit 3 to the Registrant's  Registration
      Statement  on  Form  8-A/A  filed  November  3,  1999   (Registration  No.
      001-12292).

                                      II-2

Item 17.    Undertakings.

     (a)    The undersigned Registrant hereby undertakes:

            (1) To file,  during any  period in which  offers or sales are being made, a post-effective  amendment to this Registration Statement to include any  material  information  with  respect to the plan of  distribution  not previously  disclosed in the Registration  Statement or any material change to such information in the Registration Statement;

            (2) That,  for the purpose of  determining  any liability  under the
     Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration  statement  relating to the securities  offered therein, and the offering of such  securities at that time shall be deemed to be the initial bona fide offering thereof; and

            (3)  To  remove  from  registration  by  means  of a  post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The  undersigned  registrant  hereby  undertakes  that, for purposes of determining  any liability  under the Securities Act of 1933, each filing of the registrant's  annual report pursuant to Section 13(a) or 15(d) of the Securities
Exchange Act of 1934 (and, where applicable,  each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in this Registration  Statement shall be deemed to be a new  registration  statement  relating to the securities  offered therein,  and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors,  officers and controlling  persons of
the  Registrant  pursuant  to  the  foregoing  provisions,   or  otherwise,  the
Registrant  has been advised that in the opinion of the  Securities and Exchange
Commission such indemnification is against public policy as expressed in the Act and is, therefore,  unenforceable. In the event that a claim for indemnification against such  liabilities  (other than the payment by the Registrant of expenses incurred or paid by a director,  officer or controlling person of the Registrant in the successful defense of an action,  suit or proceeding) is asserted by such director,  officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been  settled by  controlling  precedent,  submit to a court of  appropriate jurisdiction the question whether such  indemnification  by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      II-3

                                   SIGNATURES

            Pursuant to the  requirements  of the  Securities  Act of 1933,  the
Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the  Registration  Statement  to be  signed on its  behalf  by the  undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on the
16th day of August, 2002.

                                      NYFIX, INC.

                                      By: /s/ Peter K. Hansen
                                          --------------------------------------
                                          Peter K. Hansen
                                          Chief Executive Officer and President

            Pursuant to the  requirements  of the Securities  Act of 1933,  this
Registration  Statement  has  been  signed  by  the  following  persons  in  the capacities and on the dates indicated:

  Signature                        Title                                   Date
  ---------                        -----                                   ----

                                   Chief Executive Officer,                August 16, 2002
/s/ Peter K. Hansen                President and Director
---------------------------        (Principal Executive Officer)
Peter K. Hansen

                                   Chief Financial Officer (Principal
/s/ Richard A. Castillo            Accounting Officer)                     August 16, 2002
--------------------------
Richard A. Castillo

         *                         Director                                August 16, 2002
--------------------------
George O. Deehan

         *                         Director                                August 16, 2002
--------------------------
William J. Lynch

         *                         Director                                August 16, 2002
--------------------------
Carl E. Warden

         *                         Director                                August 16, 2002
--------------------------
George Kledaras

*  Signed by Peter K. Hansen, attorney-in fact

                                      II-4

                                  Exhibit Index

     Exhibit
     -------

     4.1(i)         Composite Certificate of Incorporation of the Registrant.

     4.2(ii)        Bylaws of the Registrant.
     4.3(iii)       Rights Agreement between Chase Mellon Shareholder  Services,
                    L.L.C. and the Registrant, dated September 1, 1997.
     4.4(iv)        First  Amendment to Rights  Agreement  between  Chase Mellon
                    Shareholder  Services,  L.L.C.  and  the  Registrant,  dated
                    October 25, 1999.
     5.1**          Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP.
     23.1*          Consent of Deloitte & Touche LLP.
     23.2**         Consent of Olshan  Grundman  Frome  Rosenzweig & Wolosky LLP
                    (contained in Exhibit 5.1).
     24.1**         Power of Attorney.

------------
*    Filed herewith.

**   Previously filed.

(i)      Incorporated  by  reference  from  Exhibit  3.1  to  the   Registrant's
         Registration  Statement on Form S-3/A filed June 1, 2001  (Registration
         No. 333-60314).
(ii)     Incorporated  by  reference  from  Exhibit  3.2  to  the   Registrant's
         Registration Statement Form 10 filed March 5, 1993.
(iii)    Incorporated by reference from Exhibit 1 to the registration  statement on Form 8-A filed September 10, 1997 (Registration No. 001-12292).
(iv)     Incorporated by reference from Exhibit 3 to the registration  statement on Form 8-A/A filed November 3, 1999 (Registration No. 001-12292).

                                      II-5